Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1 and the related Prospectus of EVCARCO, Inc. for the registration of 61,225,000 of the Company’s common shares and to the inclusion therein of our report dated April 15, 2011, with respect to the financial statements of EVCARCO, Inc. as of December 31, 2010, for the year ended December 31, 2010, and for the period from inception (October 14, 2008) to December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas
April 15, 2011